EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115727 on Form S-3 and Nos. 333-166265, 333-156000, 333-148202, 333-136941, 333-88670, and 333-33667 on Form S-8 of our reports dated December 11, 2010, relating to the consolidated financial statements and financial statement schedule of Biglari Holdings Inc. (formerly The Steak n Shake Company), and the effectiveness of Biglari Holdings Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Biglari Holdings Inc. for the year ended September 29, 2010.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
December 11, 2010